Exhibit 10.2

RESOLUTIONS APPROVING AN AMENDMENT TO THE AIR PRODUCTS

AND CHEMICALS, INC. COMPENSATION PROGRAM FOR
NONEMPLOYEE DIRECTORS

     RESOLVED, that the resolutions of the Board of Directors adopted at its meeting held on 21 March 2002, be, and the same hereby are, amended, effective as of 1 October 2002, to read in their entirety as follows:

a.	Each director shall be paid an annual retainer of $32,000 for serving as a member of the Board of Directors and any Board Committee(s), which retainer shall be payable in quarterly installments. Fifty percent of this retainer will be paid by the Company in the form of a credit to the Air Products Stock Account of the Deferred Compensation Plan for Directors (the “Plan”).*/ **/

b.	Each director who serves as the Chairman of a Board Committee shall be paid an additional annual retainer of $5,000, which retainer shall be payable in quarterly installments.*/

*/	If applicable, the quarterly installment of the annual retainer payable at the end of calendar year 2002 shall be reduced pro rata to reflect the number of regular meetings attended by the director compared to the number of such meetings held by the Board and Board Committees (excluding the Executive Committee) on which the director served during fiscal year 2002 (or shorter period that the director served). The reduction shall be applied to offset the amount of the retainer payable in the following forms: first, to reduce any cash payment; second, to reduce any credit of Elective Deferrals as defined in the Plan to the Plan’s Interest Account; and last, to reduce any credit of Elective Deferrals to the Plan’s Air Products Stock Account.

**/	For purposes of administering these provisions, a director will be considered to have attended any meeting for which he or she was present in person or by secure telephone conference call for substantially all of the meeting, as determined by the Corporate Secretary.

c.	Each director shall be paid a meeting fee of $1,250 per meeting attended.**/

d.	One thousand deferred stock units shall be credited under the Plan’s Air Products Stock Account (i) effective as of the date the director first serves on the Board, and (ii) annually, notwithstanding the date of first service, for directors continuing in office after the Annual Meeting of Shareholders effective as of the day of the Annual Meeting.

e.	Directors shall be reimbursed for out-of-pocket expenses incurred in attending regular and special meetings of the Board and Board Committees and any other business function of the Company at the request of the Chairman of the Board. Expenses will be reimbursed as submitted.***/

APCI BOARD OF DIRECTORS
19 September 2002

**/	For purposes of administering these provisions, a director will be considered to have attended any meeting for which he or she was present in person or by secure telephone conference call for substantially all of the meeting, as determined by the Corporate Secretary.

***/	Directors are reimbursed at the rate of $.36 per mile for use of their personal cars in connection with Company business. Directors using personal aircraft or aircraft of noncarrier will be reimbursed for such expenses at a rate equivalent to first-class air fare of scheduled carriers.

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